Exhibit 4.5
EXECUTION VERSION

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 3, 2025 among TEADS, VIDEO INTELLIGENCE AG, TEADS SCHWEIZ GMBH, OT SWISS FINANCING GMBH (each a “New Guarantor” and collectively, the “New Guarantors”), OT MIDCO INC., a Delaware corporation (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (in such capacity, the “Trustee”) and as security agent under the indenture referred to below (in such capacity, the “Security Agent”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Trustee and the Security Agent have heretofore executed an indenture, dated as of February 11, 2025 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Indenture”), providing for the issuance of the Issuer’s 10.000% Senior Secured Notes due 2030 (the “Notes”), initially in the aggregate principal amount of $637,500,000;

WHEREAS, Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall guarantee the Guaranteed Obligations; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Security Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer, the Trustee and the Security Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.         Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.         Agreement to Guarantee. Each of the New Guarantors hereby agrees, jointly and severally with all existing Guarantors, to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by (and be entitled to the benefits of) all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.          Limitation on Guarantee.

(a)          Luxembourg

Notwithstanding anything to the contrary in this Supplemental Indenture or the Indenture, the maximum liability and exposure of any New Guarantor incorporated or formed under the law of the Grand Duchy of Luxembourg (a “Luxembourg Guarantor”) under Article XII of the Indenture for the Guaranteed Obligations of any entity that is not a direct or indirect subsidiary of the Luxembourg Guarantor, shall be limited at any time to an aggregate amount not to exceed the higher of 90% of:

(a) the Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in Annex I to the grand-ducal regulation dated December 18, 2015 defining the form and content of the presentation of balance sheet and profit and loss account (the “Grand Ducal Regulation”), and enforcing the Luxembourg law of December 19, 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended) increased by all debt (dettes) (recorded in any of the categories of the debt section (dettes) of Annex I to the Grand Ducal Regulation) owed by the Luxembourg Guarantor to any of its Affiliates, each as determined as at the date of the execution of this Supplemental Indenture by the Luxembourg Guarantor; and

(b) the Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in Annex I to the Grand Ducal Regulation increased by all debt (dettes) (recorded in any of the categories of the debt section (dettes) of Annex I to the Grand Ducal Regulation) owed by the Luxembourg Guarantor to any of its Affiliates, each as determined as at the date the guarantee under Article XII of the Indenture is called.

None of the above restrictions shall apply to the extent that the guarantee under Article XII of the Indenture guarantees the obligations of the Luxembourg Guarantor. This limitation shall further not apply to any amounts made available under the Notes and on-lent, or otherwise made available, to the Luxembourg Guarantor or any of its direct or indirect subsidiaries (in any form whatsoever).

The above determination of capitaux propres and dette will be made on the basis of the then latest available annual accounts of such Luxembourg Guarantor duly established in accordance with applicable accounting rules. If no duly established annual accounts are available for the relevant reference period, the relevant Luxembourg Guarantor shall promptly establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules pursuant to which the relevant Luxembourg Guarantor’s capitaux propres and dette will be determined.

Notwithstanding anything to the contrary in this Supplemental Indenture or the Indenture, the guarantee granted by each Luxembourg Guarantor under Article XII of the Indenture does not and shall not guarantee any liabilities, obligations and amounts due by any Luxembourg Guarantor under this Supplemental Indenture or the Indenture to the extent that the granting by such Luxembourg Guarantor of a guarantee for such liabilities, obligations and amounts would constitute for such Luxembourg Guarantor (i) an unlawful financial assistance violating article 1500-7 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Act”), or (ii) a use of corporate assets violating article 1500-11 of the Luxembourg Companies Act (abus de biens sociaux).

(b)          Switzerland

(i)          Definitions

“Swiss Federal Tax Administration” shall mean the tax authority referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” shall mean any New Guarantor incorporated in Switzerland (and/or having its registered office in Switzerland and/or considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Withholding Tax” shall mean taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” shall mean the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

(ii)          Limitations on Guarantee

(A)          If and to the extent a Swiss Guarantor becomes directly or indirectly liable under this Supplemental Indenture, the Indenture or the Notes for obligations of the Issuer (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under then applicable Swiss corporate law, such Swiss Guarantor’s aggregate liability for Restricted Obligations shall not exceed the amount of the Swiss Guarantor’s freely disposable equity (frei verfügbares Eigenkapital) at the time it becomes liable, including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the “Freely Disposable Amount”).

(B)          This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Guarantor is required to perform Restricted Obligations under this Supplemental Indenture, the Indenture or the Notes. Such limitation shall not free the Swiss Guarantor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Guarantor has again freely disposable equity.

(C)          If the enforcement of the obligations of the Swiss Guarantor under this Supplemental Indenture, the Indenture or the Notes would be limited due to the effects referred to in this Supplemental Indenture, the Swiss Guarantor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Security Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig) and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are not prohibited under this Supplemental Indenture, the Indenture or the Notes with respect to the enforcement of the obligations of the Swiss Guarantor under this Supplemental Indenture, the Indenture or the Notes.

(D)          If and to the extent requested by the Security Agent or if and to the extent required under Swiss mandatory law applicable at the relevant time and in order to allow the secured parties to obtain a maximum benefit under the this Supplemental Indenture, the Indenture or the Notes, the Swiss Guarantor shall take and cause to be taken all and any action, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Supplemental Indenture, the Indenture or the Notes, (ii) the provision of an audited interim balance sheet, (iii) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends and/or capital reductions (in each case, to the extent permitted by mandatory Swiss law), (iv) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law), (v) the provision of a determination by the Swiss Guarantor of the Freely Disposable Amount based on such audited interim balance sheet, (vi) the provision of a confirmation from the auditors of the Swiss Guarantor that a payment of the Swiss Guarantor under this Supplemental Indenture, the Indenture or the Notes in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (vii) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time the Swiss Guarantor is required to make a payment or perform other obligations under this Supplemental Indenture, the Indenture or the Notes, in order to allow a prompt payment in relation to Restricted Obligations with a minimum of limitations.

(E)          At the time it is required to make a payment under this Supplemental Indenture, the Indenture or the Notes and if Swiss Withholding Tax is required to be paid under applicable law in respect of such payment, the Swiss Guarantor (A) shall use its best efforts to ensure that such payment can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax; (B) shall deduct the Swiss Withholding Tax at such rate (being 35.00% on the date hereof) as in force from time to time if the notification procedure does not apply or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure applies for a part of the Swiss Withholding Tax only and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and (C) shall promptly notify the Security Agent that such notification or, as the case may be, deduction has been made, and provide the Security Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(F)          To the extent the Swiss Guarantor is required to deduct Swiss Withholding Tax, and if the Freely Disposable Amount is not fully utilized, the Swiss Guarantor will be required to pay an additional amount so that after making any required deduction of Swiss Withholding Tax the aggregate net amount paid to the Security Agent is equal to the amount which would have been paid if no deduction of Swiss Withholding Tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount.

(G)          In the case of a deduction of Swiss Withholding Tax, the Swiss Guarantor and any other relevant party shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Supplemental Indenture, the Indenture or the Notes, will, as soon as possible after such deduction (A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and (B) pay to the Security Agent upon receipt any amount so refunded. The Security Agent shall cooperate with the Swiss Guarantor in completing any procedural formalities necessary to secure such refund.

(iii)          Limitations on use of proceeds. The Issuer and each other Guarantor shall ensure that none of the proceeds from the Notes shall be directly or indirectly used in a manner which would constitute a harmful “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless a written confirmation or a tax ruling, in form and substance satisfactory to the Administrative Agent (as defined in the Revolving Credit Agreement) is obtained from the Swiss Federal Tax Administration confirming that the intended “use of proceeds in Switzerland” will not result in Swiss Withholding Tax consequences.

4.        No Recourse Against Others. No director, officer, partner, employee, incorporator, manager, shareholder or stockholder or other owner of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.          Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 13.02 of the Indenture.

6.          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.         Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.          Trustee and Security Agent Makes No Representation. The Trustee and the Security Agent each accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Security Agent and providing for the indemnification of the Trustee and the Security Agent. Without limiting the generality of the foregoing, neither the Trustee nor the Security Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the New Guarantors, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the New Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee and the Security Agent each makes no representation with respect to any such matters.

9.        Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

10.        Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

OT MIDCO INC, as Issuer

By:	/s/ David Kostman
	Name:	David Kostman
	Title:	Chief Executive Officer and President

TEADS, a private limited company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 5, Rue de la Boucherie, L-1247 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B113995, as a Guarantor

By:	/s/ Veronica Gonzalez
	Name:	Veronica Gonzalez
	Title:	Class A Manager

VIDEO INTELLIGENCE AG, as a Guarantor

By:	/s/ Alexander Erlmeier
	Name:	Alexander Erlmeier
	Title:	Director

TEADS SCHWEIZ GMBH, as a Guarantor

By:	/s/ Aleksandar Savic
	Name:	Aleksandar Savic
	Title:	Director

OT SWISS FINANCING GMBH, as a Guarantor

By:	/s/ Alexander Erlmeier
	Name:	Alexander Erlmeier
	Title:	Managing Director

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee and as Security Agent

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President